UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)	November 3, 2004

Cooper Industries, Ltd.

(Exact Name of Registrant as Specified in its Charter)

1-31330	Bermuda	98-0355628
(Commission File Number)	(State or Other	(IRS Employer Identification No.)
Jurisdiction of
Incorporation)

600 Travis, Suite 5800,	77002
Houston, Texas	(Zip Code)
(Address of Principal Executive Offices)

713/209-8400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 3, 2004, Cooper Industries, Ltd. (“Cooper”) and one of its subsidiaries entered into a Five-Year Credit Agreement with a syndicate of ten lenders that provides a $500 million committed bank credit facility which becomes effective on November 17, 2004. The Credit Agreement replaces a $450 million credit facility that expires on November 17, 2004.

The Credit Agreement is maintained for general corporate purposes, including support for the issuance of commercial paper. The principal financial covenants in the agreement limit Cooper’s debt-to-total capitalization ratio to 60% and require Cooper to maintain a minimum earnings before interest expense, income taxes, depreciation and amortization to interest ratio of 3 to 1. The Credit Agreement is not subject to termination based upon a decrease in Cooper’s debt ratings or a material adverse change.

Cooper has agreed to pay a facility fee of 0.09 percent per annum on the aggregate commitment under the Credit Agreement. Any borrowings under the Credit Agreement bear interest at variable rates equal to either the Eurodollar rate plus an applicable margin or at the base rate. The base rate is equal to the higher of the prime rate or .50% above the federal funds rate. The facility fee and the applicable margin over the Eurodollar rate are subject to change, based upon a grid determined by Cooper’s long-term debt ratings.

The Credit Agreement will expire on November 17, 2009, at which time all outstanding amounts under the agreement will be due and payable. Under certain conditions the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated. Bankruptcy and insolvency events with respect to Cooper or its significant subsidiaries will result in an automatic termination of lending commitments and acceleration of the indebtedness under the Credit Agreement. Subject to notice and cure periods in certain cases, other events of default under the Credit Agreement will result in termination of lending commitments and acceleration of indebtedness under the Credit Agreement at the option of the lenders. Such other events of default include failure to pay any principal or interest when due, failure to comply with covenants, breach of representations or warranties in any material respect, ERISA problems, judgments in excess of certain material amounts or a change of control of Cooper.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER INDUSTRIES, LTD. (Registrant)

Date: November 8, 2004	/s/ Terry A. Klebe

Terry A. Klebe
Senior Vice President and
Chief Financial Officer